Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Gateway Strategic Acquisition Co. on Amendment No. 2 to Form S-1 (Filing No. 333 - 254614 ) of our report dated February 19, 2021, except for Notes 2 and 7, as to which the date is May 27, 2021, and Notes 3, 4 and 9, as to which the date is July 7, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Gateway Strategic Acquisition Co. as of February 11, 2021 and for the period from February 5, 2021 (inception) through February 11, 2021, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Chicago, IL

July 7, 2021